Exhibit 99.1

PENN Entertainment Reports Third Quarter Results
WYOMISSING, PA (November 3, 2022) - PENN Entertainment, Inc. (“PENN” or the “Company”) (Nasdaq: PENN) today reported financial results for the three and nine months ended September 30, 2022.

2022 Third Quarter Highlights:
•Revenues of $1.6 billion, an increase of 7.5% year-over-year;
•Net income of $123.2 million and net income margin of 7.6%, as compared to net income of $86.1 million and net income margin of 5.7% in the prior year;
•Adjusted EBITDAR of $471.9 million, a decrease of 1.7% year-over-year;
•Adjusted EBITDA of $440.4 million, an increase of 20.9% year-over-year; and
•Adjusted EBITDAR margins of 29.0%, a decline of 273bps year-over-year.

•Continued Database Growth Led by the Younger Segment
•Successful Kansas Launch Powered by Omnichannel Execution
•Momentum in Ontario Demonstrates the Benefits of Our Owned Technology and Integrated Media Approach
•Repurchased $168.0 million of Common Stock at an Average Price of $31.40 Under Share Repurchase Authorization
•Reiterating 2022 Full Year Revenue and Adjusted EBITDAR Guidance

For further information, the Company has posted a presentation to its website regarding the third quarter highlights and accomplishments, which can be found here.
Jay Snowden, Chief Executive Officer and President, announced: “We are pleased to report another solid quarter despite operating in an uncertain economic environment. PENN generated revenues of $1.6 billion and Adjusted EBITDAR of $471.9 million. Our strong retail results were highlighted by ongoing database growth and stable margin performance, which continued through October. Meanwhile, our successful sports betting launch in Kansas, from both a retail and online perspective, underscores the advantage of our leading omnichannel strategy. In Ontario, we are enjoying early success during our first football season while benefitting from theScore Bet’s seamless transition to our own fully-integrated, proprietary tech stack. Based on our third quarter results and our continued consistent performance, we are reiterating our 2022 revenue and Adjusted EBITDAR guidance range of $6.15 billion to $6.55 billion and $1.875 billion to $2.00 billion, respectively.
New Retail Growth Projects
“On October 10th, we announced exciting new plans to relocate our riverboat casino licenses in Aurora and Joliet, Illinois to new land-based facilities in better locations and to build a new hotel at Hollywood Columbus in Ohio and a second hotel tower at the M Resort in Henderson, Nevada,” continued Mr. Snowden. “With an overall estimated budget of approximately $850 million, we expect these projects will generate strong free cash flow returns and create long-term value for our shareholders. We have the ability to access attractive financing from Gaming and Leisure Properties, Inc. (“GLPI”) (Nasdaq: GLPI) covering up to $575 million of the anticipated costs in addition to up to $50 million from the City of Aurora, which allows us the opportunity to pursue these high growth projects while preserving our cash position and leverage profile. In connection with these projects, we have entered into an agreement with GLPI to create a new master lease, with a fixed 1.5% escalator, that would include the two new facilities in Aurora and Joliet, in addition to Hollywood Columbus (OH), Hollywood Toledo (OH), the M Resort (NV), the Meadows (PA) and Hollywood Perryville (MD).
Continued Database Growth Led by the Younger Segment
Property level highlights1:

•Revenues of $1.5 billion;
•Adjusted EBITDAR of $547.7 million; and
•Adjusted EBITDAR margins of 37.3%.

“Our omnichannel strategy continues to drive growth across the Company,” commented Mr. Snowden. “We’re continuing to see strong growth in our mychoice database with year-over-year increases in rated theo across all demographic segments except for those aged 65 and over. Notably, more than half of our new mychoice members enrolled through our online offerings following the return of football season and the launch of our Kansas Sportsbook on September 1. Equally impressive is the more than 25% year-over-year increase of guests who engage with us across multiple channels. These guests demonstrate superior loyalty, play with us more frequently, and provide greater value compared to those who engage with us through a single channel. To further capture and retain this cohort, we continue to reimagine our properties with the latest gaming offerings, best in class technology, and new third-party restaurant concepts. During the third quarter, we completed our hotel remodel of all standard rooms at Hollywood Casino at Greektown, most of which were unavailable for approximately two years due to water damage and subsequent renovation. We also introduced our industry leading cashless, cardless and contactless technology (“3C’s”) in Kansas which represents our tenth property offering our 3C’s technology. Our guests that adopt the digital wallet come to our properties more often and generate greater volumes. Most recently, on October 21st, we celebrated the opening of the newest Barstool Sportsbook at L’Auberge Baton Rouge in Louisiana where we were joined by key Barstool talent, including Dave Portnoy and Dan “Big Cat” Katz.

Successful Kansas Launch Powered by Omnichannel Execution

Interactive Segment highlights:
•Revenues of $158.7 million (including tax gross up of $63.0 million); and
•Adjusted EBITDA loss of $49.3 million.

“Our Interactive segment experienced strong year-over-year revenue and user growth in the quarter and was profitable in October. Results for the quarter included costs associated with the launch of Kansas, our first football season in Ontario and Louisiana, the $12.5 million lobbying expense for the California sports betting initiative and a payment processing fee adjustment of $7.9 million. Given our strong revenue growth and disciplined approach to marketing, we remain confident in our ability to deliver profitability in 2023.
Our omnichannel approach to marketing enabled us to deliver one of our most successful sportsbook launches to date in Kansas. Our retail and online sportsbooks generated a company record of first-time deposits on a per capita basis, and over 45% of our online handle was driven by our existing mychoice database. We are also seeing tangible benefits of our integrated media ecosystem approach in Ontario, with media users contributing over 80% more gross gaming revenue on theScore Bet than non-media users. This success positions us to capture greater share in the U.S. as we completed the initial
1 Property level consists of retail operating segments which are composed of our Northeast, South, West, and Midwest reportable segments.

integration of the Barstool Sportsbook into theScore media app on October 19th. Furthermore, our transition in Ontario to our proprietary technology platform has exceeded our expectations by performing seamlessly with increased utilization, new betting markets, and other features. Ontario has already become our top market in North America for online sports betting and online casino. We remain on track to migrate the Barstool Sportsbook to this platform in mid-2023, after which we will begin to realize significant cost savings and improved marketing capabilities.
“We are also seeing continued iCasino momentum as we introduce additional content from third parties as well as from Penn Games Studios, which developed its first in-house multi-line slot game set to launch next month. We are particularly excited about our initial iCasino results and retention KPIs in Ontario, which highlights the advanced promotional capabilities of our player account management system that we will bring to the Barstool Casino next year.
Growing Media Businesses
TheScore grew year-over-year engagement this quarter and bolstered its sports media content offering with the addition of NFL Insider Jordan Schultz. Meanwhile, Barstool Sports, Inc. continues to add new content and build its audience, including the launch of a new NBA focused podcast featuring Pat Beverley of the Los Angeles Lakers. Furthermore, the Barstool College Football Tour is breaking attendance records and creating an unrivaled pre-game environment on college campuses across the country focusing on states in which PENN has a presence. The tour recently visited Baton Rouge, home to L'Auberge Casino & Hotel Baton Rouge, in connection with the LSU-Ole Miss game, which highlights our ability to cross promote the Barstool audience to our retail offerings.
ESG – Continuing to Care for our People, our Communities and our Planet
“As part of our ESG journey, this quarter PENN launched a Scope 1 and 2 carbon emissions assessment which we expect to be completed by the end of the year. In the meantime, we remain focused on enhancing our energy efficiency throughout our properties through LED lighting upgrades and the installation of EV charging stations and smart thermostats. On the Diversity, Equity and Inclusion side, we are pleased to have completed our inaugural, mandatory company-wide diversity training program. In addition, with female members comprising 44% of our Corporate Board of Directors, we are honored to have been named for the second year in a row as a ‘Champion of Board Diversity’ by the Forum of Executive Women, the Greater Philadelphia Region’s premier women’s organization. As part of our $4 million commitment to fund STEM scholarships at Historically Black Colleges and Universities, we are proud to announce that Prairie View A&M (TX) and Jackson State (MS) will become our 5th & 6th schools to enter the program. Finally, in response to the catastrophic water crisis in Jackson, Mississippi, our Ameristar Vicksburg (MS) property worked with local relief organizations to assist the City with bottled water and other much needed supplies.”
Share Repurchase Authorization Update
During the three months ended September 30, 2022, the Company repurchased 5,348,809 shares of its common stock in open market transactions for $168.0 million at an average price of $31.40 per share. During the nine months ended September 30, 2022, the Company repurchased 14,690,394 shares of its common stock in open market transactions for $510.1 million at an average price of $34.72 per share.
Subsequent to the quarter ended September 30, 2022, the Company repurchased 1,005,188 million shares of its common stock at an average price of $28.95 per share for an aggregate amount of $29.1 million. The remaining availability under our $750.0 million authorization was $211.1 million as of November 2, 2022.
Liquidity Remains Strong
Total liquidity as of September 30, 2022 was $2.7 billion inclusive of $1.7 billion in cash and cash equivalents. Traditional net debt as of the end of the quarter was $989.5 million, an increase of $103.3 million from December 31, 2021 due to a lower cash balance reflecting recent activity on our share repurchase program. Lease-adjusted net leverage as of September 30, 2022 was 4.3x compared to 4.1x as of December 31, 2021.
Additional information on PENN’s reported results, including a reconciliation of the non-GAAP results to their most comparable GAAP measures, is included in the financial tables below. The Company does not provide a reconciliation of projected Adjusted EBITDA and Adjusted EBITDAR because it is unable to predict with reasonable accuracy the value of certain adjustments that may significantly impact the Company’s results, including realized and unrealized gains and losses on equity securities, re-measurement of cash-settled stock-based awards, contingent purchase payments associated with prior acquisitions, and income tax (benefit) expense, which are dependent on future events that are out of the Company’s control or that may not be reasonably predicted.
Summary of Third Quarter Results

	For the three months ended September 30,
(in millions, except per share data, unaudited)	2022	2021
Revenues	$1,625.0	$1,511.8
Net income	$123.2	$86.1

Adjusted EBITDA (1)	$440.4	$364.3
Rent expense associated with triple net operating leases (2)	31.5	116.0
Adjusted EBITDAR (1)	$471.9	$480.3
Payments to our REIT Landlords under Triple Net Leases (3)	$232.0	$228.5

Diluted earnings per common share	$0.72	$0.52
(1)See the “Non-GAAP Financial Measures” section below for more information as well as the definitions of Adjusted EBITDA and Adjusted EBITDAR. Additionally, see below for reconciliations of these Non-GAAP financial measures to their GAAP equivalent financial measure.
(2)Consists of the operating lease components contained within our triple net master lease dated November 1, 2013 with Gaming and Leisure Properties, Inc. (Nasdaq: GLPI) ("GLPI") and the triple net master lease assumed in connection with our acquisition of Pinnacle Entertainment, Inc. (individually referred to as the PENN Master Lease and Pinnacle Master Lease, respectively, and are collectively referred to as our “Master Leases”), as well as our individual triple net leases with GLPI for the real estate assets used in the operation of Tropicana Las Vegas Hotel and Casino, Inc. (terminated on September 26, 2022) and Hollywood Casino at The Meadows, and our individual triple net leases with VICI Properties Inc. (NYSE: VICI) (“VICI”) for the real estate assets used in the operations of Margaritaville Resort Casino and Hollywood Casino at Greektown (referred to collectively as our “triple net operating leases”).
On January 14, 2022, the Company and GLPI amended certain terms of the Master Leases which were concluded to be lease modifications under Accounting Standards Codification Topic 842, “Leases.” As a result of the lease modification events, only the land and building components associated with the operations of Hollywood Gaming at Dayton Raceway and Hollywood Gaming at Mahoning Valley Race Course are classified as operating leases which are recorded to rent expense, as compared to prior to the lease modification events, whereby the land components of substantially all of the Master Lease properties were classified as operating leases and recorded to rent expense. Subsequent to the lease modification events, the land components associated with the Master Lease properties are primarily classified as finance leases.
(3)Consists of payments made to GLPI and VICI (referred to collectively as our “REIT Landlords”) under the Master Leases, the Perryville Lease, the Meadows Lease, the Margaritaville Lease, the Greektown Lease and the Morgantown Lease. Although we collectively refer to the Master Leases, the Perryville Lease, the Meadows Lease, the Margaritaville Lease, the Greektown Lease, the Morgantown Lease and the Tropicana Lease as our “Triple Net Leases,” the rent under the Tropicana Lease was nominal prior to lease termination.

PENN ENTERTAINMENT, INC. AND SUBSIDIARIES
Segment Information
The Company aggregates its operations into five reportable segments: Northeast, South, West, Midwest, and Interactive.

	For the three months ended September 30,		For the nine months ended September 30,
(in millions, unaudited)	2022	2021	2022	2021
Revenues:
Northeast segment (1)	$685.4	$672.4	$2,028.8	$1,895.8
South segment (2)	329.8	318.2	1,009.8	982.3
West segment (3)	156.5	145.7	451.2	382.7
Midwest segment (4)	298.4	285.7	877.6	815.2
Interactive (5)	158.7	93.0	455.1	275.3
Other (6)	4.2	3.5	17.4	6.8
Intersegment eliminations (7)	(8.0)	(6.7)	(23.8)	(25.6)
Total revenues	$1,625.0	$1,511.8	$4,816.1	$4,332.5

Adjusted EBITDAR:
Northeast segment (1)	$217.9	$221.1	$637.5	$645.9
South segment (2)	139.9	137.0	429.7	448.0
West segment (3)	60.5	54.5	171.4	151.1
Midwest segment (4)	129.4	125.8	386.2	374.0
Interactive (5)	(49.3)	(32.0)	(80.1)	(29.5)
Other (6)	(26.5)	(26.1)	(73.6)	(75.6)
Total Adjusted EBITDAR (8)	$471.9	$480.3	$1,471.1	$1,513.9
(1)The Northeast segment consists of the following properties: Ameristar East Chicago, Hollywood Casino at Greektown, Hollywood Casino Bangor, Hollywood Casino at Charles Town Races, Hollywood Casino Columbus, Hollywood Casino Lawrenceburg, Hollywood Casino Morgantown (opened December 22, 2021), Hollywood Casino at PENN National Race Course, Hollywood Casino Perryville (acquired July 1, 2021), Hollywood Casino Toledo, Hollywood Casino York (opened August 12, 2021), Hollywood Gaming at Dayton Raceway, Hollywood Gaming at Mahoning Valley Race Course, Marquee by PENN, Hollywood Casino at The Meadows, and Plainridge Park Casino.
(2)The South segment consists of the following properties: 1st Jackpot Casino, Ameristar Vicksburg, Boomtown Biloxi, Boomtown Bossier City, Boomtown New Orleans, Hollywood Casino Gulf Coast, Hollywood Casino Tunica, L’Auberge Baton Rouge, L’Auberge Lake Charles, and Margaritaville Resort Casino.
(3)The West segment consists of the following properties: Ameristar Black Hawk, Cactus Petes and Horseshu, M Resort, Tropicana Las Vegas Hotel and Casino (sold on September 26, 2022), and Zia Park Casino.
(4)The Midwest segment consists of the following properties: Ameristar Council Bluffs, Argosy Casino Alton, Argosy Casino Riverside, Hollywood Casino Aurora, Hollywood Casino Joliet, our 50% investment in Kansas Entertainment, LLC, which owns Hollywood Casino at Kansas Speedway, Hollywood Casino St. Louis, Prairie State Gaming, and River City Casino.
(5)The Interactive segment includes all of our iCasino and online sports betting operations, management of retail sports betting, media, and our proportionate share of earnings attributable to our equity method investment in Barstool Sports, Inc. (“Barstool”). Interactive revenues are inclusive of a tax gross-up of $63.0 million and $168.7 million for the three and nine months ended September 30, 2022, respectively, as compared to $44.0 million and $129.5 million for the three and nine months ended September 30, 2021, respectively.
(6)The Other category, included in the tables to reconcile the segment information to the consolidated information, consists of the Company’s stand-alone racing operations, namely Sanford-Orlando Kennel Club, Sam Houston and Valley Race Parks (the remaining 50% was acquired by PENN on August 1, 2021), the Company’s JV interests in Freehold Raceway and our management contract for Retama Park Racetrack. Expenses incurred for corporate and shared services activities that are directly attributable to a property or are otherwise incurred to support a property are allocated to each property. The Other category also includes corporate overhead costs, which consist of certain expenses, such as: payroll, professional fees, travel expenses and other general and administrative expenses that do not directly relate to or have not otherwise been allocated to a property.

(7)Primarily represents the elimination of intersegment revenues associated with our internally-branded retail sportsbooks, which are operated by PENN Interactive.
(8)As noted within the “Non-GAAP Financial Measures” section below, Adjusted EBITDAR is presented on a consolidated basis outside the financial statements solely as a valuation metric or for reconciliation purposes.

PENN ENTERTAINMENT, INC. AND SUBSIDIARIES
Reconciliation of Comparable GAAP Financial Measure to Adjusted EBITDA,
Adjusted EBITDAR, and Adjusted EBITDAR Margin

	For the three months ended September 30,		For the nine months ended September 30,
(in millions, unaudited)	2022	2021	2022	2021
Net income	$123.2	$86.1	$200.9	$375.7
Income tax (benefit) expense	(182.0)	36.4	(78.1)	110.1
Income from unconsolidated affiliates	(6.6)	(9.1)	(17.1)	(27.8)
Interest expense, net	193.3	144.9	547.7	418.6
Other (income) expenses	8.8	(19.2)	77.7	(43.1)
Operating income	136.7	239.1	731.1	833.5
Stock-based compensation	13.6	8.5	45.1	21.9
Cash-settled stock-based awards variance (1)	(3.8)	5.2	(16.2)	14.3
Loss (gain) on disposal of assets	(0.2)	0.3	7.0	0.1
Contingent purchase price	0.1	0.6	(0.9)	1.9
Pre-opening expenses (2)	0.5	1.6	4.1	2.8
Depreciation and amortization	148.7	83.7	417.2	246.9
Impairment losses (3)	104.6	—	104.6	—
Insurance recoveries, net of deductible charges	(1.9)	—	(10.7)	—
Income from unconsolidated affiliates	6.6	9.1	17.1	27.8
Non-operating items of equity method investments (4)	2.6	3.0	4.7	6.0
Other expenses (2)(5)	32.9	13.2	48.4	15.8
Adjusted EBITDA	440.4	364.3	1,351.5	1,171.0
Rent expense associated with triple net operating leases	31.5	116.0	119.6	342.9
Adjusted EBITDAR	$471.9	$480.3	$1,471.1	$1,513.9
Net income margin	7.6%	5.7%	4.2%	8.7%
Adjusted EBITDAR margin	29.0%	31.8%	30.5%	34.9%
(1)    Our cash-settled stock-based awards are adjusted to fair value each reporting period based primarily on the price of the Company’s common stock. As such, significant fluctuations in the price of the Company’s common stock during any reporting period could cause significant variances to budget on cash-settled stock-based awards.
(2)    During the first quarter of 2021, acquisition costs were included within pre-opening and acquisition costs. Beginning with the quarter ended June 30, 2021, acquisition costs are presented as part of other expenses.
(3)    Amount primarily relates to a $102.8 million impairment charge in the Northeast segment.
(4) Consists principally of interest expense, net, income taxes, depreciation and amortization, and stock-based compensation expense associated with Barstool and our Kansas Entertainment, LLC joint venture. We record our portion of Barstool Sports’ net income or loss, including adjustments to arrive at Adjusted EBITDAR, one quarter in arrears.
(5)    Consists of non-recurring acquisition and transaction costs, and finance transformation costs associated with the implementation of our new Enterprise Resource Management system.

PENN ENTERTAINMENT, INC. AND SUBSIDIARIES
Consolidated Statements of Operations

	For the three months ended September 30,		For the nine months ended September 30,
(in millions, except per share data, unaudited)	2022	2021	2022	2021
Revenues
Gaming	$1,317.5	$1,256.2	$3,934.3	$3,643.7
Food, beverage, hotel and other	307.5	255.6	881.8	688.8
Total revenues	1,625.0	1,511.8	4,816.1	4,332.5
Operating expenses
Gaming	757.9	652.4	2,158.1	1,801.1
Food, beverage, hotel and other	199.2	160.1	557.9	431.8
General and administrative	277.9	376.5	847.2	1,019.2
Depreciation and amortization	148.7	83.7	417.2	246.9
Impairment losses	104.6	—	104.6	—
Total operating expenses	1,488.3	1,272.7	4,085.0	3,499.0
Operating income	136.7	239.1	731.1	833.5
Other income (expenses)
Interest expense, net	(193.3)	(144.9)	(547.7)	(418.6)
Income from unconsolidated affiliates	6.6	9.1	17.1	27.8
Other	(8.8)	19.2	(77.7)	43.1
Total other expenses	(195.5)	(116.6)	(608.3)	(347.7)
Income (loss) before income taxes	(58.8)	122.5	122.8	485.8
Income tax benefit (expense)	182.0	(36.4)	78.1	(110.1)
Net income	123.2	86.1	200.9	375.7
Less: Net loss attributable to non-controlling interest	0.3	—	0.4	0.1
Net income attributable to PENN Entertainment	$123.5	$86.1	$201.3	$375.8

Earnings per share:
Basic earnings per share	$0.78	$0.55	$1.23	$2.40
Diluted earnings per share	$0.72	$0.52	$1.15	$2.24

Weighted-average common shares outstanding—basic	157.6	156.1	163.5	155.9
Weighted-average common shares outstanding—diluted	173.0	172.7	179.0	172.7

Selected Financial Information
Balance Sheet Data

(in millions, unaudited)	September 30, 2022	December 31, 2021
Cash and cash equivalents	$1,728.4	$1,863.9

Bank debt	$1,540.6	$1,563.7
Notes (1)	1,130.5	1,130.5
Other long-term obligations (2)	46.8	55.9
Total traditional debt	2,717.9	2,750.1
Financing obligation (3)	110.4	90.4
Less: Debt discounts and debt issuance costs (4)	(42.3)	(103.7)
	$2,786.0	$2,736.8

Total traditional debt	$2,717.9	$2,750.1
Less: Cash and cash equivalents	(1,728.4)	(1,863.9)
Traditional net debt (5)	$989.5	$886.2
(1)Inclusive of our 5.625% Notes due 2027, 4.125% Notes due 2029 and our 2.75% Convertible Notes due 2026.
(2)Other long-term obligations as of September 30, 2022 primarily includes $36.1 million related to relocation fees due for both Hollywood Gaming at Dayton Raceway and Hollywood Gaming at Mahoning Valley Race Course, and $10.7 million related to our repayment obligation on a hotel and event center located near Hollywood Casino Lawrenceburg.
(3)Represents cash proceeds received and non-cash interest on certain claims of which the principal repayment is contingent and classified as a financing obligation under Accounting Standards Codification Topic 470, “Debt.”
(4)On January 1, 2022, the Company adopted ASU 2020-06, which resulted in a net $71.7 million reclassification of the equity component originally recognized as a debt discount under the previously bifurcated cash conversion feature of the 2.75% convertible senior notes due May 2026. Under ASU 2020-06, bifurcation for a cash conversion feature is no longer permitted. Additionally, we incurred debt discounts and debt issuance costs due to the May 2022 refinancing of our Senior Secured Credit Facilities.
(5)Traditional net debt in the table above is calculated as “Total traditional debt,” which is the principal amount of debt outstanding (excludes the financing obligation associated with cash proceeds received and non-cash interest on certain claims of which the principal repayment is contingent) less “Cash and cash equivalents.” Management believes that Traditional net debt is an important measure to monitor leverage and evaluate the balance sheet. With respect to Traditional net debt, cash and cash equivalents are subtracted from the GAAP measure because they could be used to reduce the Company’s debt obligations. A limitation associated with using traditional net debt is that it subtracts cash and cash equivalents and therefore may imply that there is less Company debt than the most comparable GAAP measure indicates. Management believes that investors may find it useful to monitor leverage and evaluate the balance sheet.
Cash Flow Data
The table below summarizes certain cash expenditures incurred by the Company.

	For the three months ended September 30,		For the nine months ended September 30,
(in millions, unaudited)	2022	2021	2022	2021
Cash payments to our REIT Landlords under Triple Net Leases	$232.0	$228.5	$693.1	$683.6
Cash payments related to income taxes, net	$0.8	$47.9	$46.3	$75.6
Cash paid for interest on traditional debt	$38.5	$21.7	$86.8	$65.0
Capital expenditures	$64.0	$52.3	$189.6	$91.3

Non-GAAP Financial Measures
The Non-GAAP Financial Measures used in this press release include Adjusted EBITDA, Adjusted EBITDAR, and Adjusted EBITDAR margin. These non-GAAP financial measures should not be considered a substitute for, nor superior to, financial results and measures determined or calculated in accordance with GAAP.

We define Adjusted EBITDA as earnings before interest expense, net; income taxes; depreciation and amortization; stock-based compensation; debt extinguishment and financing charges (which are included in “other (income) expenses”); impairment losses; insurance recoveries, net of deductible charges; changes in the estimated fair value of our contingent purchase price obligations; gain or loss on disposal of assets; the difference between budget and actual expense for cash-settled stock-based awards; pre-opening expenses; and other. Adjusted EBITDA is inclusive of income or loss from unconsolidated affiliates, with our share of non-operating items (such as interest expense, net; income taxes; depreciation and amortization; and stock-based compensation expense) added back for Barstool Sports, Inc. (“Barstool”) and our Kansas Entertainment, LLC joint venture. Adjusted EBITDA is inclusive of rent expense associated with our triple net operating leases (the operating lease components contained within our triple net master lease dated November 1, 2013 with Gaming and Leisure Properties, Inc. (Nasdaq: GLPI) (“GLPI”) and the triple net master lease assumed in connection with our acquisition of Pinnacle Entertainment, Inc., our individual triple net leases with GLPI for the real estate assets used in the operations of Tropicana Las Vegas Hotel and Casino, Inc. (terminated on September 26, 2022) and Hollywood Casino at The Meadows, and our individual triple net leases with VICI Properties Inc. (NYSE: VICI) (“VICI”) for the real estate assets used in the operations of Margaritaville Resort Casino and Hollywood Casino at Greektown). Although Adjusted EBITDA includes rent expense associated with our triple net operating leases, we believe Adjusted EBITDA is useful as a supplemental measure in evaluating the performance of our consolidated results of operations.

Adjusted EBITDA has economic substance because it is used by management as a performance measure to analyze the performance of our business, and is especially relevant in evaluating large, long-lived casino-hotel projects because it provides a perspective on the current effects of operating decisions separated from the substantial non-operational depreciation charges and financing costs of such projects. We present Adjusted EBITDA because it is used by some investors and creditors as an indicator of the strength and performance of ongoing business operations, including our ability to service debt, and to fund capital expenditures, acquisitions and operations. These calculations are commonly used as a basis for investors, analysts and credit rating agencies to evaluate and compare operating performance and value companies within our industry. In order to view the operations of their casinos on a more stand-alone basis, gaming companies, including us, have historically excluded from their Adjusted EBITDA calculations of certain corporate expenses that do not relate to the management of specific casino properties. However, Adjusted EBITDA is not a measure of performance or liquidity calculated in accordance with GAAP. Adjusted EBITDA information is presented as a supplemental disclosure, as management believes that it is a commonly used measure of performance in the gaming industry and that it is considered by many to be a key indicator of the Company’s operating results.

We define Adjusted EBITDAR as Adjusted EBITDA (as defined above) plus rent expense associated with triple net operating leases (which is a normal, recurring cash operating expense necessary to operate our business). Adjusted EBITDAR is presented on a consolidated basis outside the financial statements solely as a valuation metric. Management believes that Adjusted EBITDAR is an additional metric traditionally used by analysts in valuing gaming companies subject to triple net leases since it eliminates the effects of variability in leasing methods and capital structures. This metric is included as supplemental disclosure because (i) we believe Adjusted EBITDAR is traditionally used by gaming operator analysts and investors to determine the equity value of gaming operators and (ii) Adjusted EBITDAR is one of the metrics used by other financial analysts in valuing our business. We believe Adjusted EBITDAR is useful for equity valuation purposes because (i) its calculation isolates the effects of financing real estate; and

(ii) using a multiple of Adjusted EBITDAR to calculate enterprise value allows for an adjustment to the balance sheet to recognize estimated liabilities arising from operating leases related to real estate. However, Adjusted EBITDAR when presented on a consolidated basis is not a financial measure in accordance with GAAP, and should not be viewed as a measure of overall operating performance or considered in isolation or as an alternative to net income because it excludes the rent expense associated with our triple net operating leases and is provided for the limited purposes referenced herein. Adjusted EBITDAR margin is defined as Adjusted EBITDAR on a consolidated basis (as defined above) divided by revenues on a consolidated basis. Adjusted EBITDAR margin is presented on a consolidated basis outside the financial statements solely as a valuation metric.

Each of these non-GAAP financial measures is not calculated in the same manner by all companies and, accordingly, may not be an appropriate measure of comparing performance among different companies. See the table above, which presents reconciliations of these measures to the GAAP equivalent financial measures.

Management Presentation, Conference Call, Webcast and Replay Details
PENN is hosting a conference call and simultaneous webcast at 9:00 am ET today, both of which are open to the general public. During the call, management will review an earnings presentation that can be accessed at https://investors.pennentertainment.com/events-and-presentations/presentations.

The conference call number is 212-231-2915; please call five minutes in advance to ensure that you are connected prior to the presentation. Interested parties may also access the live call at www.pennentertainment.com; allow 15 minutes to register and download and install any necessary software. Questions and answers will be reserved for call-in analysts and investors. A replay of the call can be accessed for thirty days at www.pennentertainment.com.

This press release, which includes financial information to be discussed by management during the conference call and disclosure and reconciliation of non-GAAP financial measures, is available on the Company’s web site, www.pennentertainment.com, in the “Investors” section (select link for “Press Releases”).

About PENN Entertainment
PENN Entertainment, Inc. (Nasdaq: PENN) is North America’s leading provider of integrated entertainment, sports content and casino gaming experiences. PENN operates 43 properties in 20 states, online sports betting in 14 jurisdictions and iCasino in five jurisdictions under a portfolio of well-recognized brands including Hollywood Casino®, L’Auberge®, Barstool Sportsbook® and theScore Bet Sportsbook and Casino®. PENN’s highly differentiated strategy, which is focused on organic cross-sell opportunities, is reinforced by its investments in market-leading retail casinos, sports media assets, technology, including a state-of-the-art, fully integrated digital sports and online casino betting platform, and an in-house iCasino content studio. The Company’s portfolio is further bolstered by its industry-leading mychoice® customer loyalty program, which offers our approximately 26 million members a unique set of rewards and experiences across business channels. PENN is deeply committed to fostering a culture that welcomes a diverse set of customers and dedicated team members. The Company has been consistently ranked in the top two as “Employer of First Choice” over the last nine years in the Bristol Associates-Spectrum Gaming’s Executive Satisfaction Survey. In addition, as a long-standing good corporate citizen, PENN is also committed to being a trusted and valued member of its communities and a responsible steward of our finite natural resources.
Forward Looking Statements
This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements can be identified using of forward-looking terminology such as “expects,” “believes,” “estimates,” “projects,” “intends,” “plans,” “goal,” “seeks,” “may,” “will,” “should,” or “anticipates” or the negative or other variations of these or similar words, or by discussions of future events, strategies or risks and uncertainties. Specifically, forward-looking statements include, but are not limited to, statements regarding: the Company’s expectations of, and guidance regarding, future results of operations and financial condition, including with respect to its 2022 revenue and Adjusted EBITDAR guidance ranges; the assumptions provided regarding the guidance, including the scale and timing of the Company’s product and technology investments; the Company’s anticipated share repurchases; the Company’s expectations regarding results, and the impact of competition, in retail/mobile/online sportsbooks, iGaming and land-based operations; the Company’s development and launch of its Interactive segment’s products in new jurisdictions and enhancements to existing Interactive segment products, including content for the Barstool and theScore Bet iCasino apps and the migration of the Barstool Sportsbook into both our player account management system and risk and trading platforms; the Company’s expectations regarding its future investments and the future success of its products; the Company’s expectations with respect to the integration and synergies related to the Company’s acquisition of Barstool Sports; the continued growth and monetization of the Company’s media business; the Company’s expectations with respect to the ongoing introduction and the potential benefits of the cashless, cardless and contactless (3C’s) technology; the Company’s development projects, including the recently-announced prospective development projects at Hollywood Casinos Aurora, Joliet, Columbus, and the M Resort; our ability to obtain financing for our development projects on attractive terms; and the timing, cost and expected impact of planned capital expenditures on the Company’s results of operations.
Such statements are all subject to risks, uncertainties and changes in circumstances that could significantly affect the Company’s future financial results and business. Accordingly, the Company cautions that the forward-looking statements contained herein are qualified by important factors that could cause actual results to differ materially from those reflected by such statements. Such factors include: the effects of economic and market conditions in the markets in which the Company operates; competition with other entertainment, sports content, and casino gaming experiences; the timing, cost and expected impact of product and technology investments; risks relating to international operations, permits, licenses, financings, approvals and other contingencies in connection with growth in new or existing jurisdictions; and additional risks and uncertainties described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021, subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, each as filed with the U.S. Securities and Exchange Commission. The Company does not intend to update publicly any forward-looking statements except as required by law. Considering these risks, uncertainties and assumptions, the forward-looking events discussed in this press release may not occur.

Felicia Hendrix
Chief Financial Officer
PENN Entertainment
610-373-2400

Joseph N. Jaffoni, Richard Land
JCIR
212-835-8500 or penn@jcir.com